Calculation of Filing Fee Tables
S-8
MOBIX LABS, INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, par value $0.00001 per share	Other	343,112	$ 2.69	$ 922,971.28	0.0001381	$ 127.46
Total Offering Amounts:						$ 922,971.28		$ 127.46
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 127.46
Offering Note
[1]	Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 457(c) under the Securities Act, this price is calculated based on the average of the high and low of the Class A Common Stock, par value $0.00001 per share, of Mobix Labs, Inc. ("Common Stock") as reported on the Nasdaq Capital Market on April 20, 2026. This registration statement covers a total of 343,112 shares of Common Stock reserved for issuance under the 2023 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares of Common Stock which may be offered and issued by reason of any stock dividend, stock split, recapitalization or other similar transaction.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources